Exhibit 3.10

State of Delaware Secretary of State Division of Corporations Delivered 09:01 AM 11/12/2013 FILED 09:00 AM 11/12/2013 SRV 131293709 - 4245993 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of GlobalOptions Group, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “First ” so that, as amended, said Article shall be and read as follows:

FIRST: The name of this Corporation is Patent Properties, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, in lieu of a meeting of the stockholders of said corporation duly called and held upon notice in accordance with Section 228 of the General Corporation Law of the State of Delaware, by written consent the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 12th day of November, 2013.

By:
Title:	Authorized Officer Chief Administrative Officer

Name:	Gary Greene
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